For Immediate Release


Contacts:         Hannah Burns      (212) 272-2395
                  Maura Gaenzle     (212) 272-4445
                  Ellen Glickman    (212) 272-8188



                         THE BEAR STEARNS COMPANIES INC.
                                 REPORTS RECORD
                            THIRD QUARTER EARNINGS
                        Net income up 23%; ROE at 23.7%


NEW YORK, April 12, 1999 -- The Bear Stearns Companies Inc. (NYSE: BSC) today announced record earnings for the company's third fiscal quarter ended March 26, 1999.

         Net income for the third quarter of fiscal year 1999 was $204.0 million, or $1.42 per share, a 22.6% increase in net income from $166.3 million, or $1.09 per share, for the comparable quarter last year. The annualized return on common stockholders' equity for the quarter was 23.7% compared to 21.4% for the third quarter of fiscal year 1998.

         Net income for the first nine months of fiscal year 1999 was $404.0 million, or $2.63 per share, a 17.2% decrease in net income from $488.2 million, or $3.21 per share, for the comparable period a year ago. The annualized return on common stockholders' equity for the nine months ended March 26, 1999 was 15.1% compared to 21.8% for the same period last year.

Revenues, net of interest expense, for the quarter ended March 26, 1999 were $1.23 billion, a 17.1% increase from $1.05 billion for the comparable quarter a year ago. For the nine months ended March 26, 1999, revenues, net of interest expense, were $2.99 billion, a 4.1% decrease from $3.12 billion a year ago.

         President and Chief Executive Officer James E. Cayne commented on the record earnings, "Bear Stearns had a strong quarter, performing exceptionally well in all of its major businesses. With the continued rebound in the markets and our client-driven approach to running our franchise, we were able to far surpass the earnings reported for the first and second quarters of this fiscal year, as well as the year ago period. Extremely active markets led to increased customer order flow, coupled with higher levels of new securities issuance, and resulted in our outstanding results. The significant contribution by our clearing business during the quarter also reflected the heightened customer activity."

         "Equity and fixed income underwriting was very strong during the quarter. The success of the firm's underwriting capability reflects the ongoing effort to link our in-depth understanding of investors' needs with innovative financing solutions for our corporate customers. We were very active in mortgage-backed and asset-backed underwriting during the quarter, reflecting our long-standing leadership position in these markets."

         He added, "In one of the most active sectors in the equity markets, we were lead manager on a number of offerings for Internet-related companies. We acted as lead manager on initial public offerings for Covad Communications Group, Inc., miningco.com and Prodigy Communications Corporation, and lead managed follow-on offerings for Net.B@nk, Inc. and Concentric Network Corporation. In fixed income we were a leader in the issuance of large corporate investment grade, global offerings during the quarter, including: joint-lead manager on the $2.8 billion and $2 billion global note offerings for Ford Motor Credit Company; joint-lead manager on the $1.36 billion global offering for Lucent Technologies Inc.; and joint-lead manager and global coordinator on the $2.1 billion global offering for General Motors Acceptance Corporation."

     A brief summary of selected components of operations for the third quarter of fiscal year 1999 compared to the prior year period follows:

     Commission revenues rose 8.4% to $245.1 million, attributable to active markets and institutional, private client and clearing client activity.

     Principal transactions revenues reached a record $600.3 million, up 32.6%, reflecting increased customer order flow and new issue activity.

     Investment banking revenues were $229.0 million, an increase of 16.0%, primarily due to the increase in our underwriting business.

     Net interest revenues decreased 12.5% to $139.8 million.

     Employee compensation as a percentage of net revenues was 48.3% versus 48.9%. For the nine months ended March 26, 1999, employee compensation as a percentage of net revenues was 51.9% compared to 49.6% for the nine-month period a year ago.

     As of March 26, 1999, total capital, including stockholders' equity and long-term borrowings, was $19.3 billion. Book value as of March 26, 1999 was $24.81 per share, based on 159,298,597 shares outstanding.

     The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has approximately 9,600 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Hong Kong, London, Lugano, Sao Paulo, Shanghai, Singapore and Tokyo. For additional information about Bear Stearns, please visit our website at http://www.bearstearns.com.


                                    ***
                       Financial Statements Attached

For a discussion of the risks and uncertainties that may affect the company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Management" in the company's 1998 Annual Report to Shareholders and its Form 10-K, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures about Market Risk" in the company's Quarterly Reports on Form 10-Q which have been filed with the Securities and Exchange Commission.



                   THE BEAR STEARNS COMPANIES INC.
                  CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)


                                                  Three Months Ended                             Nine Months Ended
                                              March 26,             March 27,             March 26,                March 27,
                                                1999                  1998                   1999                     1998
                                                                  (In thousands, except share data)
 Revenues
       Commissions                   $         245,131    $         226,067       $         740,607         $         670,007
       Principal transactions                  600,310              452,742               1,216,361                 1,234,768
       Investment banking                      228,960              197,407                 514,400                   695,619
       Interest and dividends                  714,602            1,037,202               3,001,121                 3,083,071
       Other income                             15,884               14,203                  58,729                    50,228
           Total Revenues                    1,804,887            1,927,621               5,531,218                 5,733,693
       Interest expense                        574,764              877,392               2,539,402                 2,613,611
       Revenues, net of interest expense     1,230,123            1,050,229               2,991,816                 3,120,082
 Expenses
       Employee compensation and benefits      594,694              513,254               1,552,919                 1,548,244
       Floor brokerage, exchange
           and clearance fees                   35,958               40,975                 119,397                   124,082
       Communications                           35,791               31,898                 105,248                    88,855
       Depreciation and amortization            33,136               29,375                  98,288                    82,819
       Occupancy                                28,515               25,962                  80,326                    74,895
       Advertising and market development       22,959               22,680                  69,851                    58,691
       Data processing and equipment            17,954               11,919                  44,232                    36,613
       Other expenses                          128,185              108,443                 287,837                   313,417
           Total expenses                      897,192              784,506               2,358,098                 2,327,616
 Income before provision for
       income taxes                            332,931              265,723                 633,718                   792,466
 Provision for income taxes                    128,959               99,404                 229,723                   304,307
 Net income                          $         203,972    $         166,319       $         403,995         $         488,159
 Net income applicable to
       common shares                 $         194,194    $         157,193       $         374,344         $         467,184
 Earnings per share                  $            1.42    $            1.09 (1)   $            2.63  (1)    $            3.21  (1)
 Weighted average common and
       common equivalent shares
       outstanding                         156,709,359          157,588,766 (1)         158,239,443  (1)          159,494,441  (1)
 Cash dividends declared
       per common share              $            0.15    $            0.14 (1)   $            0.44  (1)    $            0.43  (1)

 (1) Adjusted for the 5% stock dividend declared January 20, 1999.


                                  THE BEAR STEARNS COMPANIES INC.
                                CONSOLIDATED STATEMENTS OF INCOME
                                           (UNAUDITED)
                                                                Three Months Ended
                                                       March 26,                 December 31,
                                                         1999                        1998
                                                          (In thousands, except share data)
Revenues
       Commissions                                  $         245,131     $         254,676
       Principal transactions                                 600,310               419,002
       Investment banking                                     228,960               163,664
       Interest and dividends                                 714,602             1,138,680
       Other income                                            15,884                26,705
           Total Revenues                                   1,804,887             2,002,727
       Interest expense                                       574,764               981,935
       Revenues, net of interest expense                    1,230,123             1,020,792
 Expenses
       Employee compensation and benefits                     594,694               552,344
       Floor brokerage, exchange
           and clearance fees                                  35,958                41,375
       Communications                                          35,791                36,362
       Depreciation and amortization                           33,136                32,758
       Occupancy                                               28,515                25,923
       Advertising and market development                      22,959                23,854
       Data processing and equipment                           17,954                15,293
       Other expenses                                         128,185                85,405
           Total expenses                                     897,192               813,314
 Income before provision for
       income taxes                                           332,931               207,478
 Provision for income taxes                                   128,959                71,558
 Net income                                         $         203,972     $         135,920
 Net income applicable to
       common shares                                $         194,194     $         126,142
 Earnings per share                                 $            1.42     $            0.84  (1)
 Weighted average common and
       common equivalent shares
       outstanding                                        156,709,359           158,355,696  (1)
 Cash dividends declared
       per common share                             $            0.15     $            0.14  (1)

 (1) Adjusted for the 5% stock dividend declared January 20, 1999.
